As filed with the Securities and Exchange Commission on April 12, 2019

Registration No. 333-228646

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	6331	98-0529995
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14 Wesley Street

Hamilton HM 11, Bermuda

(441) 278-3140

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 8th Avenue

New York, NY 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gene Boxer Group General Counsel Sirius International Insurance Group, Ltd. 14 Wesley Street Hamilton HM 11 (441) 278-3140	Lindsey A. Smith Sidley Austin LLP One South Dearborn Chicago, IL 60603 (312) 853-7000	Chris Garrod Conyers Dill & Pearman Limited Clarendon House 2 Church Street Hamilton HM 11 (441) 295-1422

Approximate date of commencement of proposed sale to the public: From time to time after this Post-Effective Amendment No. 1 is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-228646) of Sirius International Insurance Group, Ltd. is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission on December 7, 2018, to include the information contained or incorporated in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2018 that was filed with the Securities and Exchange Commission on March 14, 2019.

The information included in this filing updates the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED APRIL 12, 2019

PROSPECTUS

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

18,546,058 Common Shares

11,901,670 Series B Preference Shares

5,418,434 Warrants

This prospectus relates to the possible resale, from time to time, by the selling shareholders named in this prospectus or in supplements or amendments to this prospectus, of the following securities:

•                  up to 1,225,954 common shares that are issued and outstanding (the “Private Placement Common Shares”);

•                  up to 11,901,670 Series B preference shares that are issued and outstanding, which are convertible into common shares (the “Private Placement Preference Shares”);

•                  up to 5,418,434 warrants to purchase common shares that are issued and outstanding (the “Private Placement Warrants”);

•                  up to 11,901,670 common shares that are issuable upon the conversion of the Private Placement Preference Shares; and

•                  up to 5,418,434 common shares that are issuable upon exercise of the Private Placement Warrants.

The Private Placement Common Shares, the Private Placement Preference Shares and the Private Placement Warrants were issued to the selling shareholders in connection with a previously disclosed private placement that we completed on November 5, 2018. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the securities by the selling shareholders, but we could receive up to an aggregate of approximately $117 million in proceeds upon any exercise of the Private Placement Warrants.

The securities to which this prospectus relates may be offered and sold from time to time directly by the selling shareholders or through underwriters, broker-dealers or agents. The selling shareholders will determine at what price they may sell the securities offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

Our common shares are traded on the Nasdaq Global Select Market under the symbol “SG.” On April 11, 2019, the last reported sales price of our common shares was $12.35 per share. There is currently no public market for the Private Placement Preference Shares or the Private Placement Warrants, and we do not intend to list the Private Placement Preference Shares or the Private Placement Warrants on any securities exchange.

An investment in our securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April , 2019.

You should rely only on the information provided in this prospectus or any applicable prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different information. No offer to sell these securities is being made in any jurisdiction where such offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the Securities and Exchange Commission (the “SEC”) as indicated under the section entitled “Where You Can Find More Information.”

In this prospectus, unless otherwise stated or circumstances otherwise require, the term the “Company” refers to Sirius International Insurance Group, Ltd. and the terms “Sirius Group,” “we,” “us” and “our” refer to the Company and its consolidated subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), including statements about the future financial condition, results of operations, and operating activities of Sirius Group. Forward-looking statements are typically identified by forward-looking terminology such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “target,” “continue,” “could,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “should,” “would,” “seeks,” “likely,” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on the current expectations of the management of the Company and speak only as of the date of this prospectus. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•                  Sirius Group’s exposure to unpredictable catastrophic and casualty events and unexpected accumulations of attritional losses;

•                  increased competition from existing insurers and reinsurers and from alternative capital providers, such as insurance-linked funds and collateralized special purpose insurers;

•                  decreased demand for Sirius Group’s insurance or reinsurance products, consolidation and cyclical changes in the insurance and reinsurance industry;

•                  the inherent uncertainty of estimating loss and loss adjustment expenses reserves, including asbestos and environmental reserves, and the possibility that such reserves may be inadequate to cover Sirius Group’s ultimate liability for losses;

•                  a decline in Sirius Group’s operating subsidiaries’ ratings with rating agencies;

•                  the exposure of Sirius Group’s investments to interest rate, credit, equity risks and market volatility, which may limit Sirius Group’s net income and may affect the adequacy of its capital and liquidity;

•                  the impact of various risks associated with transacting business in foreign countries, including foreign currency exchange-rate risk and political risks on investments in, and revenues from, Sirius Group’s operations outside the U.S.;

•                  the possibility that Sirius Group may become subject to additional onerous governmental or regulatory requirements or fail to comply with applicable regulatory and solvency requirements;

•                  Sirius Group’s significant deferred tax assets may become materially impaired as a result of insufficient taxable income or a reduction in applicable corporate tax rates or other change in applicable tax law;

•                  a decrease in the fair value of Global A&H and/or Sirius Group’s intangible assets may result in future impairments;

•                  the limited liquidity and trading of the Company’s securities;

•                  the Company’s status as a publicly traded company, foreign private issuer and controlled company; and

•                  other factors identified in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in the Company’s other filings with the SEC.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by applicable law or regulation, Sirius Group undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus.

ii

SUMMARY

This summary highlights selected information included or incorporated by reference herein about Sirius Group and a general description of the securities that may be offered for resale by the selling shareholders. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the securities offered by the selling shareholders, you should carefully read this entire prospectus, including the “Risk Factors” section, any applicable prospectus supplement, the documents incorporated by reference herein and the other documents to which we refer you.

Our Company

Sirius Group is a Bermuda exempted company whose principal businesses are conducted through its insurance and reinsurance subsidiaries and other affiliates. Sirius Group’s subsidiaries, including Sirius Bermuda Insurance Company Ltd., Sirius International Insurance Corporation, Sirius America Insurance Company and Lloyd’s Syndicate 1945, provide insurance, reinsurance and insurance services on a worldwide basis. Sirius Group writes treaty and facultative reinsurance, as well as primary insurance. Sirius Group’s primary insurance business has historically been predominantly accident and health insurance. In recent years, Sirius Group expanded its accident and health primary business capabilities in the U.S. via the acquisitions of International Medical Group Acquisition, Inc. and ArmadaCorp Capital, LLC in 2017. In addition to growing in accident and health insurance, Sirius Group further expanded its primary insurance platform launching its primary Surety and Environmental insurance platforms in the U.S. in late 2017. In mid-2018, Sirius Group began writing primary Casualty insurance through Pie Insurance Holdings, Inc., a start-up specializing in a data driven approach to workers compensation insurance, where Sirius Group also has a minority investment and carrier relationship. In addition to these primary insurance platforms, Sirius Group re-entered the U.S. Casualty reinsurance market in early 2017.

On November 5, 2018, the Company completed the transactions contemplated by its previously announced definitive Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, Easterly Acquisition Corp. merged with Sirius Acquisitions Holding Company III and became a wholly-owned subsidiary of the Company (the “Merger”).

Corporate Information

Sirius Group is a Bermuda exempted company organized in 2006. Our principal executive offices are located at 14 Wesley Street, Hamilton HM 11, Bermuda, and our telephone number at that address is (441) 278-3140. Our website is located at https://www.siriusgroup.com. The reference to our website is intended to be an inactive textual reference only. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase the securities offered hereby.

THE OFFERING

Issuer	Sirius International Insurance Group, Ltd.

Common shares to be offered by the selling shareholders	Up to 18,546,058 common shares.

Series B preference shares to be offered by the selling shareholders	Up to 11,901,670 Private Placement Preference Shares.

Warrants to purchase common shares to be offered by the selling shareholders	Up to 5,418,434 Private Placement Warrants.

Common shares issued and outstanding	115,262,302(1)

Use of Proceeds

We will not receive any proceeds from the sale of the securities by the selling shareholders, but we could receive up to an aggregate of approximately $117 million in proceeds upon any exercise of the Private Placement Warrants. Any such proceeds will be used for general corporate purposes, including making loans or contributing cash to other affiliates for working capital, organic growth and future potential acquisitions.

Market for the securities

Our common shares are traded on the Nasdaq Global Select Market under the symbol “SG.” There is currently no public market for the Private Placement Preference Shares or the Private Placement Warrants, and we do not intend to list the Private Placement Shares or the Private Placement Warrants on any securities exchange.

(1)                                 Based upon the total number of common shares issued and outstanding as of March 31, 2019. Does not give effect to:

•                  the 11,901,670 common shares that may be issued upon the conversion of the Private Placement Preference Shares;

•                  the 5,418,434 common shares that may be issued upon the exercise of the Private Placement Warrants;

•                  the 6,088,535 common shares that may be issued upon the exercise of the converted warrants issued in the Merger; or

•                  the 13,977,727 common shares reserved for issuance under Sirius Group’s Long Term Incentive Plan and 2018 Omnibus Incentive Plan.

RISK FACTORS

An investment in our securities involves certain risks. Before making an investment decision, you should carefully consider the information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 (which information is incorporated by reference herein), as well as the other information included or incorporated by reference in this prospectus, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and the financial statements and notes to the financial statements incorporated by reference herein. See “Where You Can Find More Information” elsewhere in this prospectus. Sirius Group may face additional risks and uncertainties that are not presently known to us, or that Sirius Group currently deems immaterial, which may also impair our business.

USE OF PROCEEDS

All of the securities offered and sold by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders for their respective accounts. We will not receive any of the proceeds from these sales, but we could receive up to an aggregate of approximately $117 million in proceeds upon any exercise of the Private Placement Warrants, and any such proceeds will be used for general corporate purposes, including making loans or contributing cash to other affiliates for working capital, organic growth and future potential acquisitions.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the securities covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

The selling shareholders will determine at what price they may sell the securities covered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale, from time to time, by the selling shareholders named in this prospectus or in supplements to this prospectus, of the following securities:

•                  up to 1,225,954 common shares that are issued and outstanding (the “Private Placement Common Shares”);

•                  up to 11,901,670 Series B preference shares that are issued and outstanding, which are convertible into common shares (the “Private Placement Preference Shares”);

•                  up to 5,418,434 warrants to purchase common shares that are issued and outstanding (the “Private Placement Warrants”);

•                  up to 11,901,670 common shares that are issuable upon the conversion of the Private Placement Preference Shares; and

•                  up to 5,418,434 common shares that are issuable upon exercise of the Private Placement Warrants.

The Private Placement Common Shares, the Private Placement Preference Shares and the Private Placement Warrants were issued to the selling shareholders in connection with a previously disclosed private placement that we completed on November 5, 2018. In connection with the closing of the private placement, Sirius Group, CM Bermuda Ltd. (“CM Bermuda”), a direct wholly-owned subsidiary of CMIG International Holding Pte. Ltd. (“CMIG International”), and the purchasers of the Private Placement Preference Shares entered into a Shareholders Agreement dated November 5, 2018 (the “Shareholders Agreement”), which governs certain matters with respect to the governance of Sirius Group, the voting of CM Bermuda’s common shares, the repurchase of CM Bermuda’s common shares and certain other matters. Sirius Group also granted to certain purchasers of the Private Placement Common Shares and the Private Placement Preference Shares customary registration rights, and the registration statement of which this prospectus forms a part was filed in connection therewith.

The selling shareholders are not required to offer any of the securities covered by this prospectus for resale. Since the selling shareholders may sell all, some or none of their securities, we cannot estimate the aggregate number of securities that the selling shareholders will offer pursuant to this prospectus or that the selling shareholders will own upon completion of the offering to which this prospectus relates. In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act, after the date of this prospectus.

The following table presents certain information with respect to the beneficial ownership of our common shares as of March 31, 2019 by each selling shareholder. When we refer to the “selling shareholders” in this prospectus, we mean the persons listed or referred to in the table below as selling shareholders, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling shareholders’ interest in the securities other than through a public sale. Information about additional selling shareholders may be set forth in a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part.

	Common Shares Beneficially Owned Prior to the Offering(1)		Maximum Number of Common Shares Offered by This	Maximum Number of Series B Preference Shares Offered by This	Maximum Number of Warrants Offered by This	Common Shares Beneficially Owned After the Offering(1)
Selling Shareholders	Number	Percentage(2)	Prospectus	Prospectus	Prospectus	Number	Percentage(2)
CCOF Master, L.P.(3)	5,283,117	4%	5,283,117	3,483,416	1,625,531	—	—
GPC Partners Investments (Canis) LP(4)	5,108,945	4%	5,108,945	3,483,415	1,625,530	—	—
Centerbridge Credit Partners Master, L.P.(5)	3,921,627	3%	3,921,627	2,673,870	1,247,757	—	—
Centerbridge Special Credit Partners III, L.P.(5)	1,187,319	*	1,187,319	809,546	377,773	—	—
Bain Capital Special Situations Asia, L.P.(6)	2,283,550	2%	2,283,550	1,451,423	541,843	—	—
Other investors who acquired shares pursuant to the private placement, represented as a group(7)	776,800	*	761,500	—	—	15,300	*

*                                         Represents less than 1%.

(1)                                 Beneficial ownership is determined in accordance with the rules of the SEC. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which is the power to vote or direct the voting of such security, or investment power, which is the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired (including the Private Placement Preference Shares and Private Placement Warrants) are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.

(2)                                 Based on 115,262,302 common shares outstanding as of March 31, 2019.

(3)                                 Reflects 174,170 common shares issued and outstanding, 3,483,416 common shares issuable upon conversion of Series B preference shares and 1,625,531 common shares issuable upon exercise of warrants. CCOF Master, L.P. is an investment vehicle of The Carlyle Group, whose principal business address is 1001 Pennsylvania Ave., NW, Suite 220 South, Washington, DC 20004.

(4)                                 Reflects 3,483,415 common shares issuable upon conversion of Series B preference shares and 1,625,530 common shares issuable upon exercise of warrants. GPC Partners Investments (Canis) LP and all of its investors (Gallatin Point Capital Partners LP, Gallatin Point Capital Parallel-A LP, GPC-BR (Canis) LP and GPC-INS LP) are investment vehicles of Gallatin Point Capital, LLC, whose principal business address is 660 Steamboat Road, Greenwich, CT 06830.

(5)                                 Reflects (i) 2,673,870 common shares issuable upon conversion of Series B preference shares and 1,247,757 common shares issuable upon exercise of warrants, in each case held by Centerbridge Credit Partners Master, L.P. and (ii) 809,546 common shares issuable upon conversion of Series B preference shares and 377,773 common shares issuable upon exercise of warrants, in each case held by Centerbridge Special Credit Partners III, L.P. Centerbridge Credit Partners Offshore General Partner, L.P. is the general partner of Centerbridge Credit Partners Master, L.P. Centerbridge Credit Cayman GP Ltd. is the general partner of Centerbridge Credit Partners Offshore General Partner, L.P. Centerbridge Credit GP Investors, L.L.C. is the director of Centerbridge Credit Cayman GP Ltd. Centerbridge Special Credit Partners General Partner III, L.P. is the general partner of Centerbridge Special Credit Partners III, L.P. CSCP III Cayman GP Ltd. is the general partner of Centerbridge Special Credit Partners General Partner III, L.P. Messrs. Jeffrey H. Aronson and Mark T. Gallogly are the managing members of Centerbridge Credit GP Investors, L.L.C. and the directors of CSCP III Cayman GP Ltd., respectively. The business address of each of the foregoing persons is 375 Park Avenue, 11th Floor, New York, NY 10152.

(6)                                 Reflects 290,284 common shares issued and outstanding, 1,451,423 common shares issuable upon conversion of Series B preference shares and 541,843 warrants common shares issuable upon exercise of warrants. Bain Capital Special Situations Asia Investors, L.P. (“BCSSAI”), is the sole general partner of Bain Capital Special Situations Asia, L.P. (“BCSSA”). Bain Capital Credit Member II, Ltd. (“BCCM II”) is the manager of BCSSAI. Voting and investment decisions with respect to the shares held by BCSSA are directed by BCCM II. The business address for each of the foregoing persons is 200 Clarendon St., Boston, MA 02116.

(7)                                 Includes 500,000 shares held by Allan L. Waters, our former Chief Executive Officer, 1,000 common shares held by our Chief Operating Officer, 40,000 common shares held by our Chief Risk Officer and Chief Actuary, 115,000 common shares held by certain of our other employees, and 28,000 common shares held by a member of our Board of Directors.

PLAN OF DISTRIBUTION

The securities beneficially owned by the selling shareholders covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made from time to time in one or more transactions at a fixed price or at prices that may be changed from time to time; at market prices prevailing at the time of sale; at prices relating to such prevailing market prices; or at negotiated prices. Any of the prices may represent a discount of then-prevailing market prices. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

•                  on Nasdaq or any other national securities exchange on which the securities may be listed at the time of sale;

•                  an over-the-counter market;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•                  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  through trading plans entered into by a selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•                  to or through underwriters;

•                  in “at the market” offerings, as defined in Rule 415 under the Securities Act, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•                  in privately negotiated transactions;

•                  directly to one or more purchasers, including through a specific bidding or auction process or otherwise;

•                  in options transactions;

•                  through a combination of any of the above methods of sale; and

•                  any other legally permitted method of sale.

The selling shareholders may also sell securities under Rule 144 of the Securities Act, if available, or pursuant to other available exemptions from registration requirements under the Securities Act, rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the securities short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling shareholder or borrowed from any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify certain of the selling shareholders against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of common shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

There can be no assurance that the selling shareholders will sell all or any of the securities offered by this prospectus.

DESCRIPTION OF SHARE CAPITAL

The following description of the material terms of Sirius Group’s share capital is a summary only and is not a complete description of such terms. The rights of the holders of Sirius Group common shares are governed by the Companies Act 1981 (Bermuda), as amended, and Sirius Group’s memorandum of association and bye-laws, as amended. The rights of the holders of Sirius Group Series B preference shares are also governed by the Certificate of Designation of Series B Preference Shares. You are urged to read Sirius Group’s memorandum of association and bye-laws and the Certificate of Designation carefully and in their entirety. See “Where You Can Find More Information.”

General

Under the Sirius Group memorandum of association, Sirius Group is authorized to issue 500,000,000 common shares of par value $0.01, and 100,000,000 preference shares of par value $0.01. Of its authorized shares, 115,262,302 common shares and 11,901,670 Series B preference shares are issued and outstanding as of March 31, 2019.

Common Shares

Voting Rights

Each holder of a Sirius Group common share has one vote per share held of record on the applicable record date on all matters voted upon by the shareholders of Sirius Group. Resolutions of the shareholders are adopted at a general meeting by a majority of votes cast, except where Bermuda law or our bye-laws provide for a special majority in relation to specified resolutions.

Dividend Rights

Under Bermuda law, shareholders are entitled to receive dividends, when and as declared by a company’s board of directors, out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of any preference shares from time to time. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that:

•                  the company is, or would be, after the payment is made, unable to pay its liabilities as they become due; or

•                  the realizable value of the company’s assets would be less than its liabilities.

Under Sirius Group’s bye-laws, the board of directors has the power to declare dividends or distributions out of contributed surplus, and to determine that any dividend shall be paid in cash or shall be satisfied in paying up in full shares to be issued to the shareholders credited as fully paid or partly paid or partly in one way or partly in the other. The board of directors may also pay any fixed cash dividend whenever the position of the company justifies such payment.

The terms of the Series B preference shares prohibit dividends from being declared or paid on Sirius Group common shares unless dividends on all outstanding Series B preference shares have been paid in full.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of Sirius Group, the holders of Sirius Group common shares will be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Sirius Group legally available for distribution to shareholders.

Other Rights

Holders of Sirius Group common shares are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Sirius Group common shares.

Series B Preference Shares

Voting Rights

Each holder of a Sirius Group Series B preference share has voting power equal to the number of Sirius Group common shares into which it is convertible as of the record date of such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent, and, except as otherwise provided in the Series B preference share certificate of designation (the “Series B Certificate of Designation”) or required by law, the Series B preference shares and common shares shall vote together as a single class with respect to any and all matters presented to the shareholders of Sirius Group for their action or consideration (whether at a meeting of shareholders of Sirius Group, by written resolutions of shareholders of Sirius Group in lieu of a meeting, or otherwise).

Notwithstanding the Sirius Group bye-laws, without the prior affirmative vote or written consent of the holders of at least a majority of the outstanding Series B preference shares voting separately as a single class with one vote per Series B preference share, Sirius Group shall not take (and shall cause its subsidiaries not to take) any of the following actions: (i) amend, alter or repeal the memorandum of association or bye-laws of Sirius Group or any organizational documents of any subsidiary of Sirius Group; (ii) enter into any transaction with any related person (within the meaning of Item 404 of Regulation S-K), other than any such transaction contemplated by the Series B Certificate of Designation, the subscription agreement related to the Sirius Group Private Placement or the Shareholders Agreement or any such transaction that is approved in accordance with Sirius Group’s Related Person Transactions Policy, or (iii) amend, alter or repeal Sirius Group’s Related Person Transactions Policy, in each case, in a manner that would adversely affect the rights, preferences and powers of the holders of Series B preference shares or the common shares issuable pursuant to a conversion of the Series B preference shares.

Dividend Rights

Pursuant to the Series B Certificate of Designation, in the event that any dividend on the Sirius Group common shares or other Junior Shares (as such term is defined in the Series B Certificate of Designation) is declared and paid other than a dividend payable solely in common shares, other Junior Shares or any other equity or equity equivalent securities of Sirius Group, as applicable, the holders of Series B preference shares as of the record date established by the Board of Directors for such dividend on common shares or Junior Shares shall be entitled to receive (and Sirius Group shall simultaneously declare and pay) a dividend on the Series B preference shares on a pro rata basis with the common shares or other Junior Shares, as applicable, determined on an as-converted basis assuming all Series B preference shares had been converted pursuant to the Series B Certificate of Designation.

From and after November 5, 2023, the holders of Series B preference shares are also entitled to receive, out of funds legally available for the payment of dividends under Bermuda law, cumulative dividends on each outstanding Series B preference share, prior and in preference to any declaration, payment or decision to set aside funds for the payment of any dividend (other than dividends payable solely in common shares, other Junior Shares or any other equity or equity equivalent securities of Sirius Group), at a per annum rate equal to the Conversion Price (as such term is defined in the Series B Certificate of Designation) multiplied by the three-month LIBOR plus 4%, payable in cash quarterly in arrears on the last day of March, June, September and December of each year. Such dividends shall be paid out of funds legally available for the payment of dividends under Bermuda law, and shall accrue until paid, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends.

If Sirius Group fails to declare and pay any such dividend, the rate at which all dividends thereunder shall accrue (whether or not declared) shall increase to a per annum rate equal to the Conversion Price multiplied by LIBOR plus 6% until such time as Sirius Group has declared and paid all such accrued dividends. If Sirius Group fails to declare and pay dividends for four consecutive dividend periods, the holders of a majority of the Series B preference shares entitled to enforce the rights with respect to the election and removal of directors pursuant to the Shareholders Agreement (the “Designating Holders”) shall be entitled to designate one director to the Board of Directors. For each additional dividend period for which dividends on the Series B preference shares are not declared or paid, the Designating Holders shall be entitled to designate one additional director. Such rights compound in the event that Sirius Group, after curing its failure to declare and pay all such accrued dividends, thereafter fails to declare and pay any required dividend.

No dividend or other distribution on the common shares or any other Junior Shares (other than a dividend payable solely in common shares, other Junior Shares, or other any other equity or equity equivalent securities of Sirius Group) may be declared or paid unless the full dividends on all outstanding Preference Shares have been paid, or a sum sufficient for the payment thereof has been set aside for payment.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of Sirius Group as a result of any bankruptcy, reorganization, or similar proceeding, or any foreclosure by creditors of Sirius Group on all or substantially all assets of Sirius Group, whether voluntary or involuntary, the holders of the Series B preference shares will be entitled to receive a liquidation preference per share initially equal to $17.22447, subject to adjustment in accordance with the Series B Certificate of Designation, plus all accrued and unpaid dividends (less the amount of any Extraordinary Dividends (as such term is defined in the Series B Certificate of Designation)) (such per share price, the “Liquidation Price”), before any distributions of assets is made to the holders of common shares or other Junior Shares, and thereafter, the holders of Series B preference shares shall be entitled to receive an amount equal to (x) the pro rata portion (pro rata with the common shares or other Junior Shares, as applicable, determined on a per share as-converted basis assuming all Series B preference shares had been converted) of any assets and funds of Sirius Group available for distribution less (y) the Liquidation Price.

Optional and Mandatory Redemption

Sirius Group may redeem all then-outstanding Series B preference shares in connection with the consummation of any (i) merger, amalgamation, consolidation or similar transaction that would result in the inability of the holders of a majority of the then-outstanding voting shares of Sirius Group to elect a majority of the members of the board of directors of the resulting entity or its parent company or (ii) sale or series of related sales of all or substantially all of the consolidated assets of Sirius Group and its subsidiaries to a third party, but in each case excluding certain affiliate transactions. Any holder of a Series B preference share may require Sirius Group to redeem all or a portion of such holder’s Series B preference shares (A) in connection with the consummation of any (i) merger, amalgamation, consolidation or similar transaction that would result in the inability of the holders of a majority of the then-outstanding voting shares of Sirius Group to elect a majority of the members of the board of directors of the resulting entity or its parent company, (ii) sale or series of related sales of all or substantially all of the consolidated assets of Sirius Group and its subsidiaries, or (iii) transaction pursuant to which any person or group, other than CMIG International or an affiliate, becomes the beneficial owner of more than 20% of the outstanding equity securities of Sirius Group (and such percentage exceeds the beneficial ownership percentage of CMIG International) or (B) in the event the common shares of Sirius Group are delisted from a securities exchange on which they were then listed. The redemption price per share for any such redemption will be equal to (A) (i) 1.28 multiplied by (ii) (x) the book value of Sirius Group divided by (y) the fully diluted number of common shares outstanding, plus all accrued and unpaid dividends thereon, plus (B) (i) 0.28 multiplied by (ii) the aggregate amount of any Extraordinary Dividends paid by Sirius Group during the period that is (x) in the event such calculation is made on or prior to November 5, 2020, the 365 days preceding such calculation, or (y) in the event such calculation is made after November 5, 2020, the 730 days preceding such calculation (such redemption price, the “Redemption Price”).

After November 5, 2023, (i) any holder of Series B preference shares may require Sirius Group to redeem all of such holder’s preference shares for the Redemption Price and (ii) Sirius Group may redeem all of the Series B preference shares for a redemption price per share equal to the Liquidation Price.

In the event (i) of any involuntary liquidation, dissolution or winding-up of any of Sirius Bermuda, Sirius International or Sirius America (each, a “Principal Operating Company”) as a result of any bankruptcy, reorganization or similar proceeding, (ii) of any involuntary supervision or run-off of any Principal Operating Company, (iii) of any foreclosure by creditors of any Principal Operating Company on all or substantially all assets of, or equity interests in, such Principal Operating Company or (iv) that the Principal Operating Companies are disapproved for writing any business globally from insurance or reinsurance intermediaries or direct cedants representing a majority of the Principal Operating Companies’ premiums, then Sirius Group shall redeem all Series B Preference shares for a redemption price equal to the Liquidation Price.

At the option of Sirius Group, any redemption price payable may be paid in common shares of Sirius Group.

Conversion

Unless a Qualified Sale Transaction (as such term is defined in the Shareholders Agreement) has been approved by the board of directors, each outstanding Series B preference share will automatically convert into common shares of Sirius Group in the event (i) the daily average price per common share (excluding the effects of certain affiliate transactions) plus the aggregate per share amounts of all dividends and distributions paid on the common shares since the initial issue date of the Series B preference shares (other than dividends or distributions payable in the form of common shares), in each case, subject to certain adjustments, equals or exceeds 1.40 multiplied by the Conversion Price and (ii) the number of shares issuable upon conversion of the Series B preference shares represents 25% or less of the “public float” (the occurrence of clause (i) and (ii), the “Mandatory Conversion Event”). The number of common shares into which each Series B preference share shall convert is determined by dividing (x) $17.22447, being the issue price per Series B preference share, by (y) the applicable Conversion Price then in effect (such ratio, the “Conversion Ratio”), and such holder shall be entitled to receive a sum in cash equal to any accrued and unpaid cash dividends as of the date of such Mandatory Conversion Event.

In addition, at the option of any holder of Series B preference shares, such holder may elect, by notice to Sirius Group prior to the occurrence of any Mandatory Conversion Event, to cause Sirius Group to convert any or all of such holder’s preference shares into the number of common shares equal to (x) the number of preference shares subject to such conversion multiplied by (y) the Conversion Ratio then in effect, and such holder shall be entitled to receive a sum in cash equal to any accrued and unpaid cash dividends as of the date of such conversion.

Limitations on Redemption and Conversion

Sirius Group is not required to effect any cashless redemption or conversion of the Series B preference shares to the extent that, after giving effect to such redemption or conversion, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 19.99% of the outstanding common shares, unless Sirius Group obtains such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any national securities exchange on which the common shares are then listed) from the shareholders of the Company. In addition, Sirius Group is not required to effect any cashless redemption or conversion of the Series B preference shares to the extent that such redemption or conversion and the resulting issuance of common shares requires any regulatory approval or regulatory filing under applicable insurance laws, unless the holder obtains such approval or makes such regulatory filing prior to any such redemption or conversion and issuance. Any arrearage in the payment of dividends does not restrict the repurchase or redemption of the Series B preference shares.

Preemptive Rights

If Sirius Group proposes to issue and sell any class of share capital that will rank senior or pari passu to the Series B preference shares as to dividend rights or rights upon liquidation, winding-up or dissolution, in each case that are convertible into common shares (such shares, “Senior/Parity Shares”), then Sirius Group, must offer to sell such shares to each holder on a pro rata basis in proportion to the percentage of Series B preference shares held by such holder. Sirius Group may not issue any Senior/Parity Shares without the prior written consent of the holders of a majority of the Series B preference shares if the aggregate gross proceeds of such issuance (together with all other such Senior/Parity Shares) equal or exceed $100 million.

Other Rights

The Series B preference shares are also entitled to certain information and other rights, as set forth in the Series B Certificate of Designation.

Amendments, Modifications, Waivers

The Series B Certificate of Designation may be amended, modified or supplemented, and noncompliance with any provision waived, with the affirmative vote or written consent of the holders of at least a majority of the Series B preference shares then outstanding. Notwithstanding the foregoing, to the extent permitted by applicable law, the Board of Directors may modify the terms of the Series B Certificate of Designation without the consent of any holder of Series B preference shares to: evidence the succession of another person to the Company’s obligations; to add to the covenants for the benefit of the holders of the Series B preference shares or to surrender any of the Company’s rights or powers under the Series B preference shares; to cure any ambiguity to correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the holders of the Series B preference shares; or to make any other provision with respect to such matters or questions arising under the Series B Certificate of Designation which the Company may deem desirable and which shall not adversely affect the interests of the holders of the Series B preference shares.

No amendment of the Series B Certificate of Designation shall, without the consent of the holder of each outstanding Series B preference share affected by the amendment: change any quarterly dividend date; reduce the rate of dividends payable; reduce the Redemption Price or Liquidation Price; increase the Conversion Price or the Issue Price; change the place or currency of payment, which shall be in U.S. Dollars; change the percentage of the Series B preference shares whose holders must approve any amendment or modification; or impair the right to institute suit for the enforcement of the Certificate of Designation.

DESCRIPTION OF WARRANTS

The following description of the material terms of the Private Placement Warrants is a summary only and is not a complete description of such terms. The rights of the holders of the Private Placement Warrants are governed by the respective warrants. You are urged to read the form of warrant carefully and in its entirety. See “Where You Can Find More Information.”

There are 5,418,434 Private Placement Warrants issued and outstanding as of March 31, 2019. Each Private Placement Warrant is initially exercisable for one Sirius Group common share at an initial exercise price of $21.53 per share, subject to customary anti-dilution and other adjustments as provided therein.

To effect an exercise of the Private Placement Warrants, the holder is not required to physically surrender the warrant unless the total number of common shares represented by the warrant is being exercised. Promptly upon delivery to the Company of an exercise notice substantially in the form attached to the Private Placement Warrant, and upon payment of the exercise price therefore, the Company will issue and deliver, or cause its transfer agent to issue and deliver, to the holder a certificate for the common shares issuable upon such exercise, or at the holder’s option deliver such common shares in book entry form, registered in the name of the holder or its designee. In no event will Sirius Group be required to net cash settle any Private Placement Warrant.

No fractional shares will be issued upon exercise of any Private Placement Warrant. In lieu of any fractional shares that would otherwise be issuable, Sirius Group will pay to the holder an amount of cash equal to the product of such fraction multiplied by the closing price of one common share as reported on the principal trading market for the common shares on the date of exercise.

Sirius Group is not required to effect any exercise of a Private Placement Warrant to the extent that, after giving effect to such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 19.99% of the outstanding common shares, unless Sirius Group obtains such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any national securities exchange on which the common shares are then listed) from the shareholders of the Company. In addition, Sirius Group is not required to effect any exercise of a Private Placement Warrant to the extent that such exercise and the resulting issuance of common shares requires any regulatory approval or regulatory filing under applicable insurance laws, unless the holder obtains such approval or makes such regulatory filing prior to any such exercise and issuance.

The Private Placement Warrants are exercisable at any time and will expire on November 5, 2023 at 5:00 p.m., New York City time.

The Private Placement Warrants do not entitle the holders thereof to any voting, dividend or other rights whatsoever as a shareholder of Sirius Group.

The Private Placement Warrants are governed by the laws of the State of New York.

LEGAL MATTERS

The validity of the securities covered by this prospectus has been passed upon for us by Conyers Dill & Pearman Limited and Sidley Austin LLP.

EXPERTS

The consolidated financial statements incorporated by reference to the Annual Report on Form10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or any applicable prospectus supplement. These documents contain important information about us, our business and our finances. We incorporate by reference the documents listed below which have been previously filed by us with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial filing of post-effective no.1 to the registration statement of which this prospectus forms a part until the offering of the securities covered by this prospectus is completed: (except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules):

•                  our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 14, 2019 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2019 that are incorporated by reference into Part III of such Annual Report on Form 10-K); and

•                  our Current Reports on Form 8-K filed with the SEC on February 4, 2019 and March 1, 2019.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and are required to file reports, proxy statements and other information with the SEC. Our filings are also available free of charge at the website of the SEC at www.sec.gov. A copy of any document incorporated by reference in the registration statement of which this prospectus forms a part but which is not delivered with this prospectus will be provided by us without charge to any person to whom this prospectus has been delivered upon oral or written request to that person. Requests for documents should be directed to Sirius International Insurance Group, Ltd., Attention: General Counsel, 14 Wesley Street, Hamilton HM 11, Bermuda, (441) 278-3140. These documents and other information may also be accessed on our website located at https://www.siriusgroup.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated costs and expenses of the Company payable in connection with the offering and distribution of the securities being registered. All of the amounts shown are estimates except the SEC registration fee.

Item	Amount ($)
SEC registration fee	$35,537.44
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Miscellaneous	*
Total	$ *

*                                         To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Bye-law 54 of the Company’s bye-laws provides, among other things, that the Company shall indemnify its directors and officers to the fullest extent possible, except as prohibited by law. Specifically, bye-law 54.2 provides that the Company’s directors and officers, as well as their heirs, executors and administrators, shall, to the fullest extent permitted by law (as described below), be indemnified and held harmless by the Company from and against all actions, costs, charges, losses, damages and expenses (including attorneys’ fees, judgements, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto.

Bye-law 54.2 of the Company’s bye-laws further provides that, to the fullest extent permitted by law, no shareholder shall have any claim or right of action, whether individually or by or in the right of the Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Company.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the Company.

Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

Sales in 2018

On November 1, 2018, the Company completed the transactions contemplated by its Employee Share Purchase Plan, which provided all employees of the Company with a one-time opportunity to purchase between 100 and 1,000 Company common shares at a price equal to $14.64 for the first 100 shares and $17.22447 for the next 900 shares. The Company issued 149,236 common shares under the Employee Share Purchase Plan for gross proceeds of $2.6 million. The proceeds were used for general corporate purposes. The transactions contemplated by the Employee Share Purchase Plan were exempt from registration under U.S. securities laws pursuant to Rule 701 under the Securities Act of 1933.

In connection with the closing of the Merger, on November 5, 2018, the Company completed a private placement of 11,901,670 Series B preference shares and 1,225,954 common shares at a price per share equal to $17.22447 pursuant to subscription agreements entered into with certain institutional investors, employees, directors and “friends & family” of the Company. In addition, purchasers of the Series B preference shares received warrants exercisable for an aggregate of 5,418,434 Company common shares for a period of five years after the Merger at a strike price equal to $21.53. The Company received gross proceeds from the private placement of $226 million, which were used to redeem all outstanding Series A redeemable preference shares for $95.0 million in cash, and the remainder for general corporate purposes. The private placement was exempt from registration under U.S. securities laws pursuant to Section 4(a)(2) of the Securities Act of 1933 and Regulation D thereunder.

Sales in 2017

On September 22, 2017, the Company, through its subsidiary Sirius International Group, Ltd., issued floating rate callable subordinated notes denominated in SEK in the amount of SEK 2,750.0 million (or $346.1 million on date of issuance) at a 100% issue price (“2017 SEK Subordinated Notes”). HSBC Bank plc, Nordea Bank AB (publ) and DNB Bank ASA, Sweden Branch served as joint lead managers of the offering. The Company received net proceeds from the offering of SEK 2,723, which were used for general corporate purposes, including the redemption of its 7.506% Non-Cumulative Perpetual Preference Shares. The 2017 SEK Subordinated Notes were issued in an offering that was exempt from registration under U.S. securities laws pursuant to Regulation S under the Securities Act of 1933.

On May 26, 2017, the Company issued 100,000 Series A redeemable preference shares to an institutional investor, valued at $100 million, in partial consideration for the purchase price of IMG. The Series A redeemable preference shares were issued in a private placement that was exempt from registration under U.S. securities laws pursuant to Section 4(a)(2) of the Securities Act of 1933.

Sales in 2016

On November 1, 2016, the Company, through its subsidiary Sirius International Group, Ltd., issued $400.0 million face value of senior unsecured notes (“2016 SIG Senior Notes”) at an issue price of 99.209%. AMTD Asset Management Limited, Citigroup Global Markets Inc., The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities plc and Wells Fargo Securities, LLC acted as joint book-running lead managers of the offering and as representatives of the initial purchasers. The Company received net proceeds from the offering of $392.4 million, which were used to repay amounts owed under its 6.375% senior unsecured notes due 2017. The 2016 SIG Senior Notes were issued in an offering that was exempt from registration under U.S. securities laws pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)                                 Exhibits

2.1

Agreement and Plan of Merger, dated as of June 23, 2018, by and among Sirius International Insurance Group, Ltd., Easterly Acquisition Corp. and Sirius Acquisitions Holding Company III (incorporated by reference to Annex A to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on October 11, 2018).*

2.2

First Amendment to the Agreement and Plan of Merger and Sponsor Letter, dated as of August 29, 2018, by and among Sirius International Insurance Group, Ltd., Easterly Acquisition Corp., Sirius Acquisitions Holding Company III, CM Bermuda Ltd. and Easterly Acquisition Sponsor, LLC (incorporated by reference to Annex C to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on October 11, 2018).

3.1

Memorandum of Association of Sirius International Insurance Group, Ltd., as amended (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 2018 filed by Sirius International Insurance Group, Ltd. on March 14, 2019).

3.2

Bye-Laws of Sirius International Insurance Group, Ltd. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Sirius International Insurance Group, Ltd. on November 6, 2018).

3.3

Certificate of Designation of Series B Preference Shares of Sirius International Insurance Group, Ltd. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Sirius International Insurance Group, Ltd. on November 6, 2018).

4.1

Warrant Agreement, dated July 29, 2015, between Continental Stock Transfer & Trust Company and Easterly Acquisition Corp. (including form of public warrant certificate) (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on August 6, 2018).

4.2

Form of Assignment, Assumption and Amendment Agreement to Warrant Agreement among Easterly Acquisition Corp., Sirius International Insurance Group, Ltd. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Sirius International Insurance Group, Ltd. on November 6, 2018).

5.1	Opinion of Conyers Dill & Pearman Limited as to the legality of the securities being registered.**

5.2	Opinion of Sidley Austin LLP as to the legality of the warrants being registered.**

10.1

Shareholders Agreement, dated as of November 5, 2018, by and among Sirius International Insurance Group, Ltd., CM Bermuda Ltd. and the shareholders named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Sirius International Insurance Group, Ltd. on November 6, 2018).

10.2

Registration Rights Agreement, dated as of November 5, 2018, by and among Sirius International Insurance Group, Ltd., CM Bermuda Ltd. and Easterly Acquisition Corp. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Sirius International Insurance Group, Ltd. on November 6, 2018).

10.3

Redemption Agreement, dated as of November 2, 2018, by and between Sirius International Insurance Group, Ltd. and CM Bermuda Ltd. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Sirius International Insurance Group, Ltd. on November 6, 2018).

10.4

Redemption Agreement, dated as of July 14, 2018, by and between Sirius International Insurance Group, Ltd. and IMG Acquisition Holdings, LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by Sirius International Insurance Group, Ltd. on November 6, 2018).

10.5

Form of Subscription Agreement among Sirius International Insurance Group, Ltd. and the investors named therein (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on September 10, 2018).

10.6

Promissory Note, dated as of June 23, 2018, made by Easterly Acquisition Corp. in favor of Sirius International Insurance Group, Ltd. (incorporated by reference to Annex D to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on October 11, 2018).

10.7

Letter Agreement, dated as of June 23, 2018, among Easterly Acquisition Corp., Easterly Acquisition Sponsor, LLC and Sirius International Insurance Group, Ltd. (incorporated by reference to Annex B to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on October 11, 2018).

10.8

Form of Lock-up Agreement among CM Bermuda Ltd., Easterly Acquisition Sponsor, LLC and Sirius International Insurance Group, Ltd. (incorporated by reference to Annex F to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on October 11, 2018).

10.9	Form of Sirius Group Private Placement Warrant (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by Sirius International Insurance Group, Ltd. on November 6, 2018).

10.10

Indenture, dated November 1, 2016, by and between Sirius International Group, Ltd. and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on September 10, 2018).

10.10.1

First Supplemental Indenture, dated November 1, 2016, by and between Sirius International Group, Ltd. and The Bank of New York Mellon, as Trustee, including form of 4.600% Senior Notes due 2026 (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on September 10, 2018).

10.11

Subordinated Indenture, dated September 22, 2017, by and among Sirius International Group, Ltd., The Bank of New York Mellon, as Trustee, and The Bank of New York Mellon London Branch, as Paying Agent, including form of Floating Rate Callable Subordinated Notes due 2047 (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on September 10, 2018).

10.12

Credit Agreement, dated as of February 8, 2018, by and among Sirius International Insurance Group, Ltd., as Parent, Sirius International Group, Ltd., as Borrower, certain subsidiaries of the Borrower from time to time party thereto, certain lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on September 10, 2018).

10.12.1

First Amendment to the Credit Agreement, dated as of July 30, 2018, by and among Sirius International Insurance Group, Ltd., Sirius International Group, Ltd., certain subsidiaries of the Borrower party thereto, certain lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on September 10, 2018).

10.13

Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on August 6, 2018).

10.13.1

Amendment 1 to the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.13.1 to the Annual Report on Form 10-K for the year ended December 31, 2018 filed by Sirius International Insurance Group, Ltd. on March 14, 2019).

10.13.2

Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan—Tandem Award Notice (incorporated by reference to Exhibit 10.14.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed by Sirius International Insurance Group, Ltd. on November 16, 2018).

10.13.3

Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan — Form of Tandem Award Notice, as Amended and Restated (incorporated by reference to Exhibit 10.13.3 to the Annual Report on Form 10-K for the year ended December 31, 2018 filed by Sirius International Insurance Group, Ltd. on March 14, 2019).

10.13.4

Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan — Form of Performance Share Unit Award Notice (incorporated by reference to Exhibit 10.13.4 to the Annual Report on Form 10-K for the year ended December 31, 2018 filed by Sirius International Insurance Group, Ltd. on March 14, 2019).

10.13.5

Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan — Form of Restricted Share Unit Award Notice (incorporated by reference to Exhibit 10.13.5 to the Annual Report on Form 10-K for the year ended December 31, 2018 filed by Sirius International Insurance Group, Ltd. on March 14, 2019).

10.13.6

Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan — Form of 2019 Supplemental Restricted Share Unit Award Notice (incorporated by reference to Exhibit 10.13.6 to the Annual Report on Form 10-K for the year ended December 31, 2018 filed by Sirius International Insurance Group, Ltd. on March 14, 2019).

10.14

Amended and Restated Sirius Group Long Term Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on August 6, 2018).

10.14.1

First Amendment to the Sirius Group Long Term Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on August 6, 2018).

10.14.2

Second Amendment to the Sirius Group Long Term Incentive Plan (incorporated by reference to Exhibit 10.7.2 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on September 10, 2018).

10.15

Sirius Group Severance and Change in Control Plan (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on September 10, 2018).

10.16

Sirius International Insurance Group, Ltd. Employee Share Purchase Plan (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by Sirius International Insurance Group, Ltd. on November 6, 2018).

10.17

Employment Agreement, dated as of July 24, 2015 between Sirius International Insurance Group, Ltd. and Allan L. Waters (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on September 10, 2018).

10.18

Employment Agreement, dated as of July 24, 2015 between Sirius International Försäkringsaktiebolag (publ) and Monica Cramér Manhem (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. on September 10, 2018).

10.19

Employment Agreement, dated as of January 30, 2019, between Sirius International Insurance Group, Ltd. and Kernan V. Oberting (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Sirius International Insurance Group, Ltd. on January 30, 2019).

10.20

Form of Restrictive Covenant Agreement (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K for the year ended December 31, 2018 filed by Sirius International Insurance Group, Ltd. on March 14, 2019).

21.1

Subsidiaries of Sirius International Insurance Group, Ltd. (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K for the year ended December 31, 2018 filed by Sirius International Insurance Group, Ltd. on March 14, 2019).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).**

23.3	Consent of Sidley Austin LLP (included in Exhibit 5.2).**

24.1	Powers of Attorney (included on the signature page of the initial filing).

*                                         The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

**                                  Previously filed.

(b)                                 Financial Statement Schedules

None.

ITEM 17.  UNDERTAKINGS.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                                 That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Augusta, Georgia on April 12, 2019.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:	/s/ KERNAN (KIP) V. OBERTING
Kernan (Kip) V. Oberting
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ KERNAN (KIP) V. OBERTING	President, Chief Executive Officer and Director (Principal Executive Officer)	April 12, 2019
Kernan (Kip) V. Oberting

/s/ RALPH A. SALAMONE	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer and Authorized Representative in the United States)	April 12, 2019
Ralph A. Salamone

*	Director	April 12, 2019
Alain M. Karaoglan

*	Director	April 12, 2019
Rachelle C. Keller

	Director	April 12, 2019
James (Jim) B. Rogers, Jr.

*	Director	April 12, 2019
Robert L. Friedman

*	Director	April 12, 2019
Meyer (Sandy) Frucher

*	Director	April 12, 2019
Laurence Liao

*By:	/s/ KERNAN (KIP) V. OBERTING
Kernan (Kip) V. Oberting
Attorney-in-Fact